Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement No. 333-170068 of German American Bancorp, Inc. on Amendment No. 1 to Form S-4 of our report dated March 5, 2010 with respect to the consolidated financial statements of German American Bancorp, Inc. and the effectiveness of internal control over financial reporting, which appears in the Annual Report on Form 10-K of German American Bancorp, Inc. for the year ended December 31, 2009, and to the reference to us under the heading of “Experts” in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky
November 12, 2010